Exhibit 99.1

Midwest Air Group, Inc. 6744 South Howell Avenue Oak Creek, Wisconsin 53154-1402 414-570-4000 www.midwestairlines.com Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

January 25, 2007

MIDWEST AIR GROUP REPORTS FOURTH QUARTER AND 2006 RESULTS

Airline Reports Third Consecutive Quarterly Profit and Profitable Year

Summary: Fourth Quarter and Full-Year 2006 vs. Fourth Quarter and Full-Year 2005

•	Operating revenue: Q4: increased 17.9% to $168.3 million; 2006: increased 27.1% to $664.5 million

•	Net income: Q4: income of $3.6 million vs. loss of $13.8 million; 2006: income of $5.4 million vs. loss of $64.9 million

•	Diluted earnings per share: Q4: earnings of $0.16 vs. loss of $0.79; 2006: earnings of $0.29 vs. loss of $3.71

•	Scheduled service revenue passenger miles: Q4: increased 16.3% to 1.0 billion on a 6.2% increase in capacity; 2006: increased 21.5% to 4.1 billion on a 13.1% increase in capacity

•	Revenue per available seat mile: Q4: increased 11.7% to 12.27¢; 2006: increased 12.5% to 12.26¢

•	Fuel prices: Q4: lower fuel prices positively impacted operating results by $0.9 million, or $0.04 per share – diluted; 2006: higher fuel prices negatively impacted operating results by $33.0 million, or $1.37 per share – diluted for the year

Milwaukee, Wisconsin, January 25, 2007 – Midwest Air Group, Inc. (AMEX: MEH) today reported fourth quarter and full-year results for its Midwest Airlines and Skyway Airlines (dba Midwest Connect) operations.

“Our performance was very strong, resulting in our third consecutive quarterly profit and continuing the turnaround for Midwest Air Group,” said Timothy E. Hoeksema, chairman and chief executive officer. “Traffic and revenue remained strong, and we benefited from moderating fuel prices in the quarter. Clearly, our strategic plan is driving growth for the company.”

Comparing fourth quarter 2006 to fourth quarter 2005, operating revenue increased 17.9% to $168.3 million. Operating income improved to $1.9 million from a $14.0 million loss in the fourth quarter of 2005, while net income improved to $3.6 million from a $13.8 million loss. Due to accumulated losses, Midwest Air Group discontinued recording federal income tax benefit on losses in second quarter 2004 and state income tax benefit on losses in second quarter 2005. During 2006, the company recorded alternative minimum tax expense, offset by the favorable resolution of tax contingencies previously accrued. Diluted earnings per share were $0.16, compared with a $0.79 loss in the same quarter a year earlier.

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The revenue increase reflects a 16.3% increase in passenger traffic, due to strong customer demand in response to competitive pricing, as well as schedule and service enhancements. A 0.9% increase in revenue yield was driven by improvements in the company’s revenue management processes and a reduction in industry capacity. Total operating expenses increased 6.2%, due primarily to the 6.2% increase in capacity and increased flight operations, which led to increases in fuel expense; salary, wages and benefits; aircraft rentals; and commissions. Fuel expense increased $2.9 million, or 5.3% – including $0.9 million of favorable price impact (calculated by applying 2005 prices to actual gallons consumed in 2006 and comparing the result to actual 2006 expense). Fuel expense includes the effect of hedging, which negatively affected fuel cost by $2.7 million in the quarter.

For the full year, operating revenue increased 27.1% to $664.5 million. Operating income improved to $0.6 million from a $65.2 million loss in 2005, while net income improved to $5.4 million from a $64.9 million loss the previous year. Diluted earnings per share rose to $0.29 from a $3.71 loss. Results for 2005 included an impairment charge due to the planned retirement of two aircraft, as well as capitalized expense write-offs, a litigation settlement, severance costs and a change in employee vacation policy totaling $0.98 per share.

The company ended the year with $157.7 million in cash, of which $118.1 million was unrestricted. Total cash was up from $137.8 million at December 31, 2005; unrestricted cash was up from $99.0 million at the same date. Capital spending – net of credits used to fund such spending – resulted in a cash outlay of $13.5 million for the year and consisted primarily of the acquisition of two Fairchild 328JETs, a spare Boeing 717 engine and additional spare parts for the Boeing 717 fleet.

Midwest continues to post sizeable gains in market share in its Milwaukee and Kansas City hubs. In November 2006, the most recent month for which market share results are available:

•	Midwest Airlines and Midwest Connect carried 52.2% of all passengers departing from Milwaukee, up from 50.4% in the same month a year earlier. In November 2006, the airlines transported 148,691 Milwaukee passengers, up 2.3% from 145,376 passengers in November 2005.

•	In Kansas City, Midwest Airlines market share rose to 10.8% for November from 8.9% in the same month a year earlier. In November 2006, Midwest Airlines carried a total of 48,837 Kansas City passengers, up 35.4% from 36,068 passengers in November 2005.

Midwest Airlines

At Midwest Airlines, passenger revenue per scheduled service available seat mile increased 13.1% in fourth quarter 2006 compared with the same quarter a year earlier. Load factor increased 6.7 percentage points due to a 17.5% increase in passenger traffic on a 7.0% increase in capacity. Revenue yield increased 2.9%.

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Into-plane fuel prices decreased 1.3% in fourth quarter 2006, averaging $2.09 per gallon versus $2.12 per gallon in fourth quarter 2005, and resulted in a $0.7 million favorable price impact. Fuel consumption increases resulted in a $4.0 million unfavorable impact in the quarter, primarily as a result of the increase in the number of flight operations.

In the fourth quarter, cost per available seat mile (unit costs) at Midwest Airlines increased $0.0031 to $0.1121, or 2.9% (excluding fuel, increased $0.0029 to $0.0725, or 4.2%) compared with fourth quarter 2005.

Note: Cost per available seat mile excluding fuel expense is an industry measurement that provides management and investors the ability to track changes in cost absent fuel-related expenses.

Midwest Connect

At Midwest Connect, passenger revenue per scheduled service available seat mile increased 5.1% in the fourth quarter. Passenger traffic increased 0.6% on a 4.0% decrease in capacity, resulting in a 3.1 percentage point improvement in load factor, while revenue yield increased 0.3%. Cost per available seat mile decreased $0.0129 to $0.2931, or 4.2% (excluding fuel, decreased $0.0115 to $0.2225, or 4.9%) compared with fourth quarter 2005. Excluding fuel, the increase was due primarily to labor costs associated with ramp functions performed for Midwest Airlines; the transfer of ramp and dining services functions to Midwest Connect in mid-2005 has reduced the total cost of these services to Midwest Air Group. Into-plane fuel prices decreased 2.7% in fourth quarter 2006, averaging $2.13 per gallon versus $2.19 per gallon in fourth quarter 2005. Fuel consumption decreases resulted in a $0.2 million favorable impact quarter over quarter.

Highlights and Outlook

In the fourth quarter of 2006:

•	Midwest Airlines selected SkyWest Airlines, Inc. to operate 50-seat regional jet service beginning in April 2007. SkyWest will operate a minimum of 15 and up to 25 Canadair regional jets for Midwest during the five-year term of the agreement. Flying as Midwest Connect, the SkyWest jets will allow Midwest to add new destinations, increase frequency on existing routes and upgrade regional routes to all-jet service. The new regional jet program is an essential component of Midwest’s 2007 growth plans.

•	Midwest Airlines signed a letter of intent to acquire two additional MD-80 series jet aircraft, expanding its fleet of MD-80s from 11 to 13. The airline plans to put the planes into revenue service by mid-2007.

•	Skyway Airlines completed the purchase of a Fairchild 328JET regional jet, which will enter service in first quarter 2007.

•	Midwest Air Group increased the number of directors on its board from eight to nine, and elected James R. Boris to the new position. He is chairman of JB Capital Management, LLC, a private investment firm.

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•	Midwest Airlines began offering complimentary canine travel packs to dogs checking in with their owners for travel on the airline. The pack is an enhancement to the airline’s popular Premier Pet Program, the first program of its kind to offer frequent flying pets that travel with their owners the opportunity to earn free travel.

•	Midwest Airlines re-launched Best Care News, its newsletter for frequent flyers, in a monthly all-electronic format – reaching more people, more frequently, in a more cost-effective manner.

•	Midwest Airlines launched a blog that provides travel tips and tourist information on the cities served by the airline. Geared toward women traveling together or in groups, “Travels With Tish – Girlfriends Getaway Guide” can be accessed at http://girlfriendsgetaway.wordpress.com.

•	Skyway Airlines was awarded the Diamond Award, the top honor in the Federal Aviation Administration’s Aviation Maintenance Technician awards program. The award recognizes exemplary training of maintenance technicians.

Additionally, Midwest enhanced schedules and upgraded equipment on a number of routes:

•	Midwest Airlines enhanced its flight schedule in two key markets: Kansas City-New York La Guardia with a fifth daily nonstop and Kansas City-Milwaukee with an eighth daily nonstop. In addition to offering travelers a more flexible and convenient schedule on the routes, the new service also provides significantly more connection opportunities through Kansas City.

•	Midwest Airlines enhanced service between Milwaukee and Florida, adding second daily seasonal nonstop roundtrips to Ft. Myers, Ft. Lauderdale and Tampa. The airline also launched new daily nonstop service between Kansas City and Ft. Myers and added seasonal nonstop daily frequency between Kansas City and both Ft. Lauderdale and Orlando.

•	Midwest Connect upgraded service in its Milwaukee-Appleton, Milwaukee-Columbus, Milwaukee-Dayton markets to regional jets, as well as one additional Milwaukee-Grand Rapids daily roundtrip.

In the first quarter of 2007:

Midwest Airlines has announced a number of service expansions that are part of its 2007 strategic growth plan.

•	On March 4, Midwest Connect plans to launch nonstop service between Milwaukee and Duluth/Superior. The new service will be aboard the airline’s quick and comfortable Fairchild 328JET aircraft. On the same day, the airline will also upgrade its Milwaukee-St. Louis service to the regional jets.

•	On April 1, Midwest Airlines plans to introduce service to Seattle/Tacoma, the 49th destination on Midwest’s nationwide route network. The airline will offer nonstop Signature Service – featuring two-by-two wide leather seats and generous legroom on new Boeing 717 aircraft – from Kansas City, with easy connections to and from Milwaukee.

Going forward, Hoeksema said Midwest is committed to creating long-term value while continuing to provide the superior customer service that its customers expect. “Our long-term strategic plan provides significant opportunities to continue to improve profitability, including a 15% increase in capacity in 2007 and an average increase of 10% per year over the next three years. And our customers will benefit from aggressive route expansion and equipment upgrades in 2007, as well as the addition of at least six new destinations and as many as 12 new routes.”

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For the full year of 2007, Midwest is projecting non-GAAP net earnings per diluted share to be in excess of $1.70. Midwest is also projecting that 2007 revenues will exceed $825 million and 2007 EBITDAR will exceed $140 million. GAAP (Generally Accepted Accounting Principles) net earnings per diluted share in 2007 will include expenses relating to the unsolicited exchange offer by AirTran and other items that are not currently determinable, but may be significant. For that reason, Midwest is unable to provide full-year GAAP net earnings at this time.

EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) is considered to be a non-GAAP financial measure.

Midwest believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating Midwest’s operating performance as these costs are not directly attributable to the underlying performance of its business operations. Internally, Midwest uses this non-GAAP information as an indicator of business performance and management’s effectiveness. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Midwest Air Group issued a separate news release today describing the position of its board of directors regarding AirTran’s unsolicited exchange offer.

Management of Midwest Air Group will discuss the company’s financial results and its board’s position on the exchange offer in a conference call with industry analysts and institutional investors at 11 a.m. Eastern time today. The discussion will be available simultaneously in a listen-only mode and for the following 30 days at http://phx.corporate-ir.net/phoenix.zhtml?c=88626&p=irol-irhome.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary – operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 49 cities. More information is available at http://www.midwestairlines.com.

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This document contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “projecting,” “expect,” “anticipate,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from the projected results contained in these forward-looking statements. Factors that may cause such a difference to occur include, but are not limited to, fees and expenses incurred in connection with AirTran’s unsolicited exchange offer and the risk factors described in “Item 1A. Risk Factors” in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2005.

Editor’s note: Tables follow

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MIDWEST AIR GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		% Change Better/(Worse)
	2006	2005
Operating revenues:
Passenger service	$147,033	$125,279	17.4%
Cargo	3,122	1,831	70.5%
Other	18,167	15,656	16.0%

Total operating revenues	168,322	142,766	17.9%

Operating expenses:
Salaries, wages and benefits	40,541	37,240	(8.9)%
Aircraft fuel and oil	57,121	54,229	(5.3)%
Commissions	4,559	3,694	(23.4)%
Dining services	1,973	2,186	9.8%
Station rental, landing and other fees	13,039	13,240	1.5%
Aircraft maintenance, materials and repairs	12,934	13,142	1.6%
Depreciation and amortization	3,945	3,646	(8.2)%
Aircraft rentals	16,442	13,872	(18.5)%
Impairment loss	0	0	NM
Other	15,861	15,473	(2.5)%

Total operating expenses	166,415	156,722	(6.2)%

Operating income/(loss)	1,907	(13,956)	NM

Other (expense)/income:
Interest income	2,089	1,016	105.7%
Interest expense	(792)	(908)	12.8%

Total other (expense)/income	1,297	108	NM

Income/(loss) before income tax	3,204	(13,848)	NM
Income tax (benefit)	(403)	0	NM

Net income/(loss)	$3,607	$(13,848)	NM

Income/(loss) per common share – basic:	$0.19	$(0.79)	NM
Income/(loss) per common share – diluted:	$0.16	$(0.79)	NM

Weighted average shares – basic	18,888,835	17,553,323
Weighted average shares – diluted	25,154,682	17,553,323

See notes to unaudited condensed consolidated financial statements.

MIDWEST AIR GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Twelve Months Ended December 31,		% Change Better/(Worse)
	2006	2005
Operating revenues:
Passenger service	$588,242	$459,652	28.0%
Cargo	9,444	6,323	49.4%
Other	66,815	57,014	17.2%

Total operating revenues	664,501	522,989	27.1%

Operating expenses:
Salaries, wages and benefits	160,060	147,010	(8.9)%
Aircraft fuel and oil	232,013	178,079	(30.3)%
Commissions	18,018	13,784	(30.7)%
Dining services	8,397	9,622	12.7%
Station rental, landing and other fees	51,562	46,282	(11.4)%
Aircraft maintenance, materials and repairs	51,451	51,823	0.7%
Depreciation and amortization	15,178	16,001	5.1%
Aircraft rentals	64,215	51,468	(24.8)%
Impairment loss	0	15,622	NM
Other	63,015	58,466	(7.8)%

Total operating expenses	663,909	588,157	(12.9)%

Operating income/(loss)	592	(65,168)	100.9%

Other (expense)/income:
Interest income	7,701	3,723	106.8%
Interest expense	(3,284)	(3,581)	8.3%

Total other (expense)/income	4,417	142	NM

Income/(loss) before income tax	5,009	(65,026)	NM
Income tax (benefit)	(403)	(140)	187.9%

Net income/(loss)	$5,412	$(64,886)	NM

Income/(loss) per common share – basic:	$0.30	$(3.71)	NM
Income/(loss) per common share – diluted:	$0.29	$(3.71)	NM

Weighted average shares – basic	18,117,907	17,508,360
Weighted average shares – diluted	24,033,540	17,508,360

See notes to unaudited condensed consolidated financial statements.

MIDWEST AIR GROUP, INC.

OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	1,004,520	863,436	4,086,394	3,363,995
Scheduled Service Available Seat Miles (000s)	1,360,608	1,281,191	5,362,671	4,740,662
Total Available Seat Miles (000s)	1,371,308	1,299,289	5,421,119	4,799,932
Load Factor (%)	73.8%	67.4%	76.2%	71.0%
Revenue Yield	$0.1464	$0.1451	$0.1440	$0.1366
Passenger Revenue per Schd. Svc. ASM	$0.1081	$0.0978	$0.1097	$0.0970
Total Revenue per Total ASM	$0.1227	$0.1099	$0.1226	$0.1090
Total Cost per Total ASM	$0.1214	$0.1206	$0.1225	$0.1225
Total Cost per Total ASM (ex-fuel cost) (1)	$0.0797	$0.0789	$0.0797	$0.0854
Number of Flights	27,126	27,163	110,120	106,042
Into-plane Fuel Cost per Gallon	$2.10	$2.13	$2.17	$1.86
Full-time Equivalent Employees at End of Period	3,020	2,906	3,020	2,906
Aircraft in Service at End of Period	55	55	55	55

Midwest Airlines Operations
Origin & Destination Passengers	893,265	778,121	3,621,048	3,009,082
Scheduled Service Revenue Passenger Miles (000s)	942,840	802,119	3,827,111	3,121,785
Scheduled Service Available Seat Miles (000s)	1,268,643	1,185,368	4,982,631	4,358,678
Total Available Seat Miles (000s)	1,279,342	1,203,466	5,040,712	4,417,682
Load Factor (%)	74.3%	67.7%	76.8%	71.6%
Revenue Yield	$0.1316	$0.1279	$0.1285	$0.1193
Passenger Revenue per Schd. Svc. ASM	$0.0978	$0.0865	$0.0987	$0.0854
Total Revenue per Total ASM	$0.1144	$0.1005	$0.1135	$0.0994
Total Cost per Total ASM	$0.1121	$0.1089	$0.1127	$0.1121
Total Cost per Total ASM (ex-fuel cost) (1)	$0.0725	$0.0696	$0.0722	$0.0773
Average Passenger Trip Length (miles)	1,055	1,031	1,057	1,038
Number of Flights	13,877	12,653	54,213	46,492
Into-plane Fuel Cost per Gallon	$2.09	$2.12	$2.16	$1.85
Full-time Equivalent Employees at End of Period	2,101	1,905	2,101	1,905
Aircraft in Service at End of Period	36	34	36	34

Midwest Connect Operations
Origin & Destination Passengers	194,613	200,273	819,946	820,487
Scheduled Service Revenue Passenger Miles (000s)	61,681	61,317	259,283	242,210
Scheduled Service Available Seat Miles (000s)	91,965	95,823	380,040	381,983
Total Available Seat Miles (000s)	91,965	95,823	380,407	382,251
Load Factor (%)	67.1%	64.0%	68.2%	63.4%
Revenue Yield	$0.3717	$0.3705	$0.3719	$0.3606
Passenger Revenue per Schd. Svc. ASM	$0.2493	$0.2371	$0.2537	$0.2286
Total Revenue per Total ASM	$0.2818	$0.2662	$0.2851	$0.2471
Total Cost per Total ASM	$0.2931	$0.3060	$0.2936	$0.2698
Total Cost per Total ASM (ex-fuel cost) (1)	$0.2225	$0.2339	$0.2210	$0.2065
Average Passenger Trip Length (miles)	317	306	316	295
Number of Flights	13,249	14,510	55,907	59,550
Into-plane Fuel Cost per Gallon	$2.13	$2.19	$2.21	$1.91
Full-time Equivalent Employees at End of Period	919	1,001	919	1,001
Aircraft in Service at End of Period	19	21	19	21

(1)	Non-GAAP measurement.

Note: All statistics exclude charter operations except the following: Total Available Seat Miles (“ASMs”), Total Cost per Total ASM, Total Cost per ASM (ex-fuel cost), Into-plane Fuel Cost, Number of Employees and Aircraft in Service. Aircraft acquired but not yet placed into service are excluded from the aircraft in service statistics.

Numbers in this table may not be recalculated due to rounding.

MIDWEST AIR GROUP, INC.

NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2006	2005		2006	2005
Midwest Air Group
Total GAAP operating expenses ($000)	$166,415	$156,722	6.2%	$663,909	$588,157	12.9%
ASMs (000)	1,371,308	1,299,289	5.5%	5,421,119	4,799,932	12.9%
CASM	$0.1214	$0.1206	0.6%	$0.1225	$0.1225	(0.1)%

Total GAAP operating expenses ($000)	$166,415	$156,722	6.2%	$663,909	$588,157	12.9%
Less: aircraft fuel ($000)	$57,121	$54,229	5.3%	$232,013	$178,079	30.3%

Operating expenses excluding fuel ($000)	$109,294	$102,493	6.6%	$431,897	$410,078	5.3%
ASMs (000)	1,371,308	1,299,289	5.5%	5,421,119	4,799,932	12.9%
CASM excluding fuel	$0.0797	$0.0789	1.0%	$0.0797	$0.0854	(6.7)%

Midwest Airlines Operations
Total GAAP operating expenses ($000)	$143,396	$131,111	9.4%	$568,259	$495,418	14.7%
ASMs (000)	1,279,342	1,203,466	6.3%	5,040,712	4,417,682	14.1%
CASM	$0.1121	$0.1089	2.9%	$0.1127	$0.1121	0.5%

Total GAAP operating expenses ($000)	$143,396	$131,111	9.4%	$568,259	$495,418	14.7%
Less: aircraft fuel ($000)	$50,625	$47,320	7.0%	$204,399	$153,859	32.8%

Operating expenses excluding fuel ($000)	$92,772	$83,792	10.7%	$363,860	$341,559	6.5%
ASMs (000)	1,279,342	1,203,466	6.3%	5,040,712	4,417,682	14.1%
CASM excluding fuel	$0.0725	$0.0696	4.2%	$0.0722	$0.0773	(6.6)%

Midwest Connect Operations
Total GAAP operating expenses ($000)	$26,957	$29,325	(8.1)%	$111,677	$103,141	8.3%
ASMs (000)	91,965	95,823	(4.0)%	380,407	382,251	(0.5)%
CASM	$0.2931	$0.3060	(4.2)%	$0.2936	$0.2698	8.8%

Total GAAP operating expenses ($000)	$26,957	$29,325	(8.1)%	$111,677	$103,141	8.3%
Less: aircraft fuel ($000)	$6,497	$6,909	(6.0)%	$27,614	$24,220	14.0%

Operating expenses excluding fuel ($000)	$20,460	$22,417	(8.7)%	$84,063	$78,921	6.5%
ASMs (000)	91,965	95,823	(4.0)%	380,407	382,251	(0.5)%
CASM excluding fuel	$0.2225	$0.2339	(4.9)%	$0.2210	$0.2065	7.0%

Note: Numbers and totals in this table may not be recalculated due to rounding and intercompany eliminations.